Exhibit 10.9

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT dated as of November 23, 2018 (the “Agreement”) is made and entered into by and between National Commerce Corporation (“NCOM”), National Bank of Commerce (“NBC”) and CenterState Bank Corporation (“CenterState”) and CenterState Bank, N.A. (“CenterState Bank”) and John H. Holcomb, III (“Executive”). For purposes of this Agreement, references to NCOM, NBC, CenterState and CenterState Bank collectively shall be the “Banking Entities” or individually, a “Banking Entity.”

WHEREAS, as of the date of this Agreement, Executive is the Vice Chairman of NCOM and Vice Chairman of the Board of NBC; and

WHEREAS, on November 23, 2018, CenterState and NCOM entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, NCOM will be merged with and into CenterState, with CenterState continuing as the surviving company; and

WHEREAS, as part of the transactions contemplated by the Merger Agreement, Executive has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.    Covenants of Executive.

(a)    Non-competition. During the Restricted Period (as defined below), Executive shall not, without the prior written consent of CenterState, either directly or indirectly in any capacity, including but not limited to, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, organizer, franchisee, franchiser, adviser, or coworker, whether or not for compensation, enter into, conduct, participate or engage in a Competing Business (as defined below) within the state of Alabama, or the metropolitan statistical areas of Jacksonville, Orlando or Tampa, Florida or the metropolitan statistical area of Atlanta, Georgia. For purposes of this Agreement, “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which the Banking Entities and their respective affiliates engage, including, but not limited to, the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts, investment advisory services and correspondent banking services; provided that it shall not be a violation of this provision for Executive to have a less than 5.0% ownership interest in any such institution or holding company as a passive investor.

(b)    Non-solicitation of Employees. During the Restricted Period, Executive shall not, without the written consent of CenterState and CenterState Bank, either directly or indirectly, induce any employee of any of the Banking Entities or their affiliates to terminate his or her employment or engagement with any Banking Entity or their affiliates.

(c)    Non-solicitation of Customers. During the Restricted Period, Executive shall not solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any client, customer or other business relation (whether current or prospective client, customer or business relation) of any Banking Entity or any of its respective affiliates, (i) to terminate an existing business or commercial relationship with any Banking Entity or any of such affiliates or (ii) to reduce the amount of business that any client, customer or other business relation has customarily done or contemplates doing with any Banking Entity or any of such affiliate, whether or not the relationship between the Banking Entity or such affiliate and such client, customer, or other business relation was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with the relationship between any such client, customer, or business relation, on the one hand, and any Banking Entity or any such affiliate, on the other hand. For purposes of this Section 1(c), a prospective client, customer or business relation means persons, firms, companies or corporations (including any subsidiaries, parents, franchisees, partners and/or joint ventures of the same) solicited by or on behalf of any Banking Entity or any of their respective affiliates, employees, directors or representatives within one year prior to the Effective Time (as defined in the Merger Agreement).

(d)    Definition of Restricted Period. For purposes of this Agreement, the “Restricted Period” shall mean the period commencing at the Effective Time and continuing for 24 months thereafter.

2.    Confidentiality. Executive covenants and agrees to keep strictly confidential and not to reveal to any person any Confidential Information of any nature concerning the Banking Entities, or any of their affiliates. For this purpose, the term “Confidential Information” means any information and data, including intangible, electronic or other form, of the Banking Entities identified as confidential or proprietary or is or would be understood to be confidential by the nature of the information, and includes, but is not limited to, any information relating to the Banking Entities, and their affiliates and/or any third party with which any Banking Entity is engaging or has engaged in business transactions, all forms and types of financial and business information, tax information and analyses, processes, formulae, inventions, ideas, know-how, studies, findings, software, research and development (in whatever stage), business plans or strategies, methods of doing business, sales or marketing methods, customer information, including “Nonpublic Personal Information” as that term is used in the Gramm-Leach-Bliley Act of 1999 and implementing regulations and guidelines issued thereunder, employee information, loan and deposit information, financing plans, forecasts and supplier information, as well as any and all reports, analyses, compilations, memoranda, notes, studies or other documents or records or electronic media that contain or otherwise reflect or are generated from Confidential Information. Confidential Information does not include information that: (i) is in the public domain or thereafter enters the public domain through no wrongful act or omission of Executive or the Banking Entities, (ii) is already known by the Executive at the time of disclosure and such information is not otherwise subject to confidentiality obligations; (iii) is received from a third party who, to Executive’s knowledge, may disclose such information without violation of any confidentiality obligation; or (iv) is independently developed by the Executive without reference to Confidential Information. This obligation shall survive the expiration or termination of Executive’s obligations under this Agreement. Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to any Banking Entity related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

3.    Consideration. In consideration of the severance payment or benefits that Executive may be entitled to receive under his employment agreement with NCOM and NBC dated November 27, 2017 (the “Employment Agreement”) and an additional payment of $750,000, Executive hereby agrees to be subject to the covenants set forth in Sections 1 and 2 hereof.

4.    Acknowledgment. Executive agrees and acknowledges that: (i) this Agreement is ancillary to the Merger Agreement; (ii) the provisions hereof are reasonable and necessary to protect the legitimate business interests of CenterState and CenterState Bank from and after the Effective Time; (iii) the breach of this Agreement by Executive will result in irreparable harm to CenterState and the CenterState Bank; and (iv) Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Sections 1 and 2 of this Agreement or CenterState’s or CenterState Bank’s enforcement thereof.

5.    Remedies. In the event of a breach or threatened breach by Executive of Sections 1 or 2 of this Agreement, Executive hereby consents and agrees that CenterState and/or CenterState Bank shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach, without bond, from any court of competent jurisdiction in accordance with Section 6(d) below. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

6.    Miscellaneous.

(a)    Non-Assignability. This Agreement may not be assigned by Executive.

(b)    Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

(c)    Entire Agreement. This Agreement, along with any agreements referenced herein, contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties. In the event of any inconsistencies between any provision of this Agreement and the Employment Agreement, the provision of this Agreement shall prevail.

(d)    Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Florida, without regard to conflict-of-laws provisions. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Florida. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(e)    Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to CenterState or CenterState Bank

CenterState Bank, N.A.

1101 First Street South, Suite 200

Winter Haven, FL 33880

Attention: John C Corbett, President & Chief Executive Officer

With a copy to: Beth DeSimone, General Counsel, at the same address.

If to Executive, to the most recent address on file with CenterState

(f)    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

7.    Effective Date. This Agreement shall be effective as of the earlier of: (1) the Effective Time; or (2) the date on which Executive receives any severance under his Employment Agreement and shall extend for the Restricted Period. The confidentiality provisions of Section 2 shall survive indefinitely. In the event the Merger Agreement is terminated for any reason before such time, this Agreement shall be deemed null and void ab initio.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTERSTATE BANK CORPORATION

/s/ John C. Corbett
Name: John C. Corbett
Title: President & CEO

CENTERSTATE BANK, N.A.

/s/ John C. Corbett
Name: John C. Corbett
Title: Chief Executive Officer

NATIONAL COMMERCE CORP

/s/ Richard Murray, IV
Name: Richard Murray, IV
Title: Chairman and CEO

NATIONAL BANK OF COMMERCE

/s/ Richard Murray, IV
Name: Richard Murray, IV
Title: Chairman and CEO

EXECUTIVE

/s/ John H. Holcomb, III
John H. Holcomb, III